Exhibit 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



     We have issued our report dated January 9, 1998 accompanying the consolidated financial statements included in the 1997 Annual Report to Shareholders which is incorporated by reference in the Annual Report of First Colonial Group, Inc. and Subsidiaries on Form 10-KSB for the year ended December 31, 1997. We hereby consent to the incorporation by reference of said reporting the Registration Statements of First colonial Group, Inc. and Subsidiaries on Form S-3 (File No. 33-21126, effective July 6, 1989) and on Form S-8 (File No. 33-84400, effective September 27, 1994).





/S/ GRANT THORNTON

Philadelphia, Pennsylvania
March 25, 1998